CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment 45 to the Registration Statement on Form N-4, 333-91691 of RiverSource® RAVA 5 Advantage® Variable Annuity/RiverSource® RAVA 5 Select® Variable Annuity/Riversource® RAVA 5 Access® Variable Annuity (Offered for contract applications signed prior to April 30, 2012) of our report dated April 20, 2017 relating to the financial statements of RiverSource Life Insurance Co. of New York and our report dated April 21, 2017 with respect to the financial statements of RiverSource of New York Variable Annuity Account, which appear in Post-Effective Amendment 9 to the Registration Statement on Form N-4, 333-186220. We also consent to the reference to us as experts under the heading “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Minneapolis, Minnesota
April 24, 2017